Exhibit 4.25

Equity Pledge Agreement

on

Guang Cheng (Shanghai) Information Technology Co., Ltd.

between

Shanghai Che Lin Information Technology Center (Limited Partnership)

and

Xin Cheng (Shanghai) Information Technology Co., Ltd.

25 September 2022

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as the “Agreement”) was executed by and among the following parties on 25 September 2022:

1.	Shanghai Che Lin Information Technology Center (Limited Partnership) (hereinafter referred to as the “Pledgor”)

Principal place of business: Room D1-6112, 58 Fumin Branch Road, Hengsha Township, Chongming District, Shanghai (Shanghai Hengtai Economic Development Zone)

2	Xin Cheng (Shanghai) Information Technology Co., Ltd. (hereinafter referred to as the “Pledgee”)

Registered address: 1F, Building 1, No. 977 Shangfeng Road, Pudong New District, Shanghai

3	Guang Cheng (Shanghai) Information Technology Co., Ltd. (hereinafter referred to as the “Company”)

Registered address: Room 722, 7F, Building A, No. 977 Shangfeng Road, Tang Town, Pudong New District, Shanghai

(In the Agreement, the aforesaid respective parties are individually referred to as a “Party” and collectively as the “Parties”.)

Whereas:

(1)

The Pledgor entered into an equity transfer agreement with Xinrong Zhihui Technology Development Co., Ltd. (新荣智汇科技发展有限公司, formerly known as Xinjiang Xinrong Zhihui Equity Investment Co., Ltd. (新疆新荣智汇股权投资有限公司)) on 9 September 2022, under which it was agreed that Xinrong Zhihui Technology Development Co., Ltd shall transfer its 3.586% equity in the Company, representing RMB1,654,500 in the registered capital of the Company, to the Pledgor.

(2)

The Pledgor is a registered shareholder of the Company and holds 85.057% equity in the Company, representing RMB39,239,348in the registered capital of the Company (hereinafter referred to as the “Subject Equity”).

(3)

According to the Exclusive Call Option Agreement (including the agreement and any amendment thereto or restatement thereof, hereinafter referred to as the “Call Option Agreement”) executed by the Parties to the Agreement on 4 August 2020, the Pledgor shall, where permitted by PRC Law and as required by the Pledgee, transfer all or part of its equity held in the Company to the Pledgee and/or any other entities or individuals designated by it.

(4)

According to the Loan Agreement (including the agreement and any amendment thereto or restatement thereof, hereinafter referred to as the “Loan Agreement”) executed by the Pledgor and the Pledgee on 4 August 2020, the Pledgee agrees to provide loans to the Pledgor in accordance with the terms and conditions of the Loan Agreement.

(5)

Pursuant to the Shareholders’ Voting Rights Proxy Agreement (including the agreement and any amendment thereto or restatement thereof, hereinafter referred to as the “Voting Rights Proxy Agreement”) executed by the parties to the Agreement on 4 August 2020, the Pledgor has irrevocably and fully authorized the person appointed by the Pledgee to exercise on its behalf all of its shareholder’s voting rights in the Company.

(6)

According to the Exclusive Technical Consulting and Service Agreement (including the agreement and any amendment thereto or restatement thereof, hereinafter referred to as the “Consulting and Service Agreement”) executed between the Company and the Pledgee on 4 August 2020, the Company has exclusively engaged the Pledgee to provide relevant technical support and Consulting and Services for it and agreed to pay corresponding service fees to the Pledgee for such services.

(7)

According to the Intellectual Property License Agreement (including the agreement and any amendment thereto or restatement thereof, hereinafter referred to as the “Intellectual Property License Agreement”) executed between the Company and the Pledgee on 4 August 2020, the Pledgee has granted the Company (including the Pledgee) an exclusive licence to use the intellectual property rights of the Pledgee, and the Company shall pay the Pledgee the corresponding licensing fees for such license.

(8)

As security for performance of the Contract Obligations (as defined below) and repayment of the Guaranteed Liabilities (as defined below) by the Pledgor and the Company, the Pledgor agrees to pledge its 85.057% equity in the Company to the Pledgee (the amount of pledged equity is RMB39,239,348, and the secured obligations are approximately RMB50,000,000), and grant the Pledgee the right of payment on first priority.

Therefore, the Parties, upon negotiation, arrive at the following agreement:

Article 1 Definitions

1.1	Save as otherwise interpreted pursuant to the context, the following terms shall have the following meanings in the Agreement:

“Contract Obligations”:	shall mean all contract obligations of the Pledgor and/or the Company under Loan Agreement, Consultation and Service Agreement, Intellectual Property License Agreement, Call Option Agreement and Voting Rights Proxy Agreement and the Agreement (and any amendment thereto or restatement thereof).

“Guaranteed Liabilities”:	shall include all service fees and interest that the Pledgee shall receive under the Transaction Agreements (as defined below) and loan repayment and interest payment by the Pledgor to the Pledgee; all direct and indirect losses of foreseeable profits suffered due to any Event of Default(as defined below) of the Pledgor and/or the Company; all expenses incurred to the Pledgee for forcing the Pledgor and/or the Company to perform their Contract Obligations, as well as general expenses for the exercise of the pledge (including but not limited to attorney fees, arbitration fees, assessment and auction fees for the pledged equity).

“Transaction Agreements”:	shall mean the Loan Agreement, Call Option Agreement, Voting Rights Proxy Agreement, Consulting and Service Agreement and Intellectual Property License Agreement.

“Event of Default”:	shall mean the Pledgor’s and/or the Company’s violation of any Contract Obligations under the Loan Agreement, Call Option Agreement, Voting Rights Proxy Agreement, Consulting and Service Agreement, Intellectual Property License Agreement, and/or the Agreement (and any amendment thereto or restatement thereof).

“Pledged Equity”:	shall mean all of the Subject Equity that is legally owned by the Pledgor at the time when the Agreement takes effect and will be pledged to the Pledgee according to the provisions of the Agreement as security for the performance of Contract Obligations by the Pledgor, and the increased capital contribution/equity and share dividend as described in Articles 2.6 and 2.7 hereof.

“Pledge”:	shall mean the right entitled to the Pledgee to be repaid in priority with proceeds from discounts, auctions or realization of the equity pledged by the Pledgor to the Pledgee.

“PRC Law”:	shall mean the then-effective laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China (excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan for the purpose of the Agreement).

1.2

The references to any PRC Law herein shall be deemed (1) simultaneously to include the references to the amendments, changes, supplements and re-enactment of such PRC Law, irrespective of whether they take effect before or after the execution of the Agreement, and (2) simultaneously to include the references to other decisions, notices and regulations enacted in accordance therewith or effective as a result thereof.

1.3	Except as otherwise stated in the context herein, all references to an article, clause, item or paragraph herein shall refer to the corresponding part of the Agreement.

Article 2 Equity Pledge

2.1

The Pledgor agrees to pledge all equity legally owned by it and at its disposal to the Pledgee as security for performance of the Contract Obligations and payment of the Guaranteed Liabilities by the Pledgor according to the Agreement.

2.2

The Pledgor shall, register the equity pledge hereunder with the administration for industry and commerce with jurisdiction over the Company within ten working days after the execution of the Agreement or on other dates agreed by the Parties. The pledge rights hereunder shall be established upon registration of the pledge with the administration for industry and commerce.

2.3

The Company shall, and the Pledgor shall cause the Company to record the Pledge of the Pledged Equity as specified in the Agreement on the share register, and agree to submit the only share register to the Pledgee for safekeeping. In addition, the Company shall not set up any other share register.

2.4

During the valid term of the Agreement, except for the willful misconduct or gross negligence of the Pledgee which has direct causation with the reduction in value of the Pledged Equity, the Pledgee shall not be liable in any way, nor shall the Pledgor have any right to claim in any way or propose any demands on the Pledgee, in respect of the said reduction in value of the Pledged Equity.

2.5	In case of any Event of Default, the Pledgee shall have the right to dispose of the Pledged Equity in the way set out in Article 4 hereof.

2.6	With the prior consent of the Pledgee, the Pledgor may increase its capital contribution to the Company, transfer or accept the transfer of any of the Subject Equity.

2.7

With the prior consent of the Pledgee, the Pledgor may be able to receive dividends, share profits or receive other profit distributions from the Pledged Equity. The Pledgor agrees that during the existence of the Equity Pledge, the Pledgee shall have the right to receive any dividends or share profits from the Pledged Equity. The Company shall pay the partial amount to the bank account designated by the Pledgee.

2.8

The additional equity acquired by the Pledgor under Article 2.6 or 2.7, that is, further capital contribution made by the Pledgor to the registered capital of the Company due to capital increase to the Company, acceptance of equity transfer, or distribution of dividends by the Company or any other reason, shall also be part of the Pledged Equity. The Company shall, and the Pledgor shall cause the Company to record change to the Equity Pledge on the Company’s share register on the date of change to the Pledged Equity (including but not limited to capital increase), and complete the registration of change to the Equity Pledge with the administration for industry and commerce within 15 days after the change.

2.9

To the extent not violating provision of Article 2.4 above, in case of any possibility of obvious reduction in value of the Pledged Equity which is sufficient to jeopardize the Pledgee’s rights, the Pledgee may at any time auction or realize the Pledged Equity on behalf of the Pledgor, and discuss with the Pledgor to use the proceeds from such auction or realization as early repayment of the Guaranteed Liabilities, or may escrow such proceeds with the local notary institution where the Pledgee is domiciled (any resulting fees shall be borne by the Pledgee). In addition, as requested by the Pledgee, the Pledgor should provide other property as security.

Article 3 Release of Pledge

3.1

Upon full and complete performance of all the Contract Obligations and upon the full repayment of all the Guaranteed Liabilities by the Pledgor and the Company, or upon termination or invalidation of the Transaction Agreements, or upon termination of Contract Obligations due to legal reasons, the Pledgee shall, at the request of the Pledgor, release the Equity Pledge under the Agreement, and shall cooperate with the Pledgor to go through the formalities to cancel registration of the Equity Pledge at the administration for industry and commerce. The reasonable fees incurred in connection with such release shall be borne by Pledgee.

Article 4 Disposal of the Pledged Equity

4.1

The Parties hereby agree that, in case of any Event of Default, the Pledgee shall have the right to exercise, upon giving a written notice to the Pledgor, all of the remedial rights and powers enjoyed by it under PRC Law, Transaction Agreements and the terms hereof, including (but not limited to) being repaid in priority with proceeds from auctions or realisation of the Pledged Equity. The Pledgee shall not be liable for any loss resulting from its legal and reasonable exercise of such rights and powers.

4.2

The Pledgee shall have the right to designate in writing its solicitors or other agents to exercise on its behalf any and all rights and powers set out above, to which the Pledgor shall not raise an objection.

4.3

For the reasonable costs incurred to the Pledgee in connection with its exercise of any or all rights and powers set out above, the Pledgee shall have the right to deduct the costs actually incurred from the proceeds acquired from the exercise of the rights and powers.

4.4	The proceeds that the Pledgee acquires from the exercise of its rights and powers shall be used in the following order:

First, to pay any cost incurred in connection with the disposal of the Pledged Equity and the Pledgee’s exercise of its rights and powers (including remuneration paid to its solicitors and agents);

Second, to pay any taxes and levies payable for the disposal of the Pledged Equity; and

Third, to repay the Pledgee for the Guaranteed Liabilities;

In case of any balance after payment of the above amounts, the Pledgee shall return it to the Pledgor or other persons entitled thereto according to the relevant laws and rules or escrow it with the local notary institution where the Pledgee is domiciled (any resulting fees shall be borne by the Pledgee).

4.5

The Pledgee shall have the option to exercise, simultaneously or successively, any of the breach remedies entitled to it. The Pledgee shall not be obliged to exercise any other breach remedies before exercise of the right to the auction or realisation of the Pledged Equity hereunder.

Article 5 Fees and Costs

5.1

All costs actually incurred in connection with the establishment of the Equity Pledge hereunder, including (but not limited to) stamp duties, any other taxes and all legal fees, shall be borne by the Parties respectively as required by law.

Article 6 Continuity and No Waiver

6.1

The Equity Pledge hereunder is a continuous guarantee, with its validity to continue until the full performance of the Contract Obligations, the termination or invalidation of the Transaction Agreements, the termination of Contract Obligations due to legal reasons or the full repayment of the Guaranteed Liabilities (whichever is earlier). Neither exemption or grace period granted by Pledgee to the Pledgor in respect of any breach of contract, nor delay by the Pledgee in exercising any of its rights under the Transaction Agreements and the Agreement shall affect the rights of the Pledgee under the Agreement, relevant PRC Law and the Transaction Agreements, the rights of the Pledgee to demand at any time thereafter the strict performance of the Transaction Agreements and the Agreement by the Pledgor or the rights entitled to the Pledgee due to subsequent breach of the Transaction Agreements and/or the Agreement by the Pledgor.

Article 7 Representations and Warranties of the Pledgor and the Company

7.1	The Pledgor and the Company hereby jointly and severally represent and warrant to the Pledgee as follows:

(1)	They are duly authorized to execute, deliver and perform the Agreement and may act as the subject of litigation independently;

(2)

All reports, documents and information concerning the Pledgor, the Pledged Equity and all matters as required by the Agreement which are provided by the Pledgor and the Company to the Pledgee before the Agreement comes into effect are true and correct in all material aspects at the time when the Agreement comes into effect;

(3)

All reports, documents and information concerning the Pledgor, the Pledged Equity and all matters as required by the Agreement which are provided by the Pledgor and the Company to the Pledgee after the Agreement comes into effect are true and correct in all material aspects at the time when they are provided;

(4)

At the time when the Agreement comes into effect, the Pledgor is the legal owner of the Pledged Equity, without any existing dispute concerning the ownership of the Pledged Equity. The Pledgor has the right to dispose of the Pledged Equity or any part thereof;

(5)

Except for the security rights on the Pledged Equity hereunder, the rights set under the Transaction Agreements and those disclosed in writing by the Pledgers to the Pledgee, there is no other security rights, third party interest or any other restrictions set on the Pledged Equity. The Pledgor has not transferred or disposed of any Pledged Equity otherwise;

(6)

The Pledged Equity is capable of being pledged or transferred according to the laws, and the Pledgor has the full right and power to pledge the Pledged Equity to the Pledgee according to the Agreement;

(7)	The Agreement constitutes the legal, valid and binding obligations on the Pledgor and the Company when it is duly executed by the Pledgor and the Company;

(8)

Except for the right of first refusal with the same conditions and other rights enjoyed by shareholders of the Company in accordance with the law and the Articles of Association, any consent, permission, waiver or authorization by any third person, or any approval, permission or exemption by any government authority, or any registration (except for registrations required by Article 2.2) or filing formalities (if required by laws) with any government authority to be obtained in respect of the execution and performance hereof and the Equity Pledge hereunder have already been handled or obtained, and will be fully effective during the valid term of the Agreement;

(9)

The execution and performance of the Agreement by the Pledgor and the Company are not in violation of or conflict with any laws in force applicable to them, any agreement to which they are a party or which has binding effect on their assets, any court judgment, any arbitration award, or any decision of administrative authorities;

(10)	The pledge hereunder constitutes the security rights of first order in priority on the Pledged Equity;

(11)	All taxes and fees payable in connection with acquisition of the Pledged Equity have already been paid in full by the Pledgor and/or the Company;

(12)

There is no pending or, to the knowledge of the Pledgor or the Company, threatened litigation, arbitrations, other legal proceedings or demand by any court or any arbitral tribunal against the Pledged Equity, the Pledgor or its property, or the Company or its assets, nor is there any pending or, to the knowledge of the Pledgor or the Company, threatened administrative procedures, other legal proceedings or demand by any government authority or any administrative authority against the Pledged Equity, the Pledgor or its property, or the Company or its assets, which is of material or detrimental effect on the economic status of the Pledgor or the Company or the Pledgor’s capability to perform the obligations hereunder and the Guaranteed Liabilities;

(13)

The Pledgor and the Company hereby warrant to the Pledgee that the above representations and warranties will remain true and correct at the time of execution of the Agreement, and will be fully complied with.

Article 8 Undertakings by the Pledgor and the Company

8.1	The Pledgor and the Company hereby undertake to the Pledgee as follows:

(1)

Without prior written consent of the Pledgee, the Pledgor shall not establish or permit to establish any new pledge or any other security rights or third party rights on the Pledged Equity, and any pledge or any other security rights established or third party rights on all or part of the Pledged Equity without prior written consent of the Pledgee shall be invalid;

(2)

Except for the transfer of the Pledged Equity to the Pledgee or the individual designated by the Pledgee pursuant to the Exclusive Call Option Agreement (including its amendments, supplements or restatements from time to time) executed by the Pledgor and the Pledgee on 4 August 2020, without prior written notice to the Pledgee and having the Pledgee’s prior written consent, the Pledgor shall not transfer or otherwise dispose of all or part of the Pledged Equity, and any attempt or actual transfer or otherwise disposal of the Pledged Equity by the Pledgor shall be null and void. With written consent of the Pledgee, the proceeds from transfer or otherwise disposal of the Pledged Equity by the Pledgor shall be first used to repay to the Pledgee in advance the Guaranteed Liabilities or escrow the same to the third party as agreed with the Pledgee;

(3)

In case of any litigation, arbitration or other legal proceedings or demand which may affect detrimentally the interest or the Pledged Equity of the Pledgor or the Pledgee under the Transaction Agreements and hereunder, the Pledgor undertakes to notify the Pledgee thereof in writing as soon as possible and promptly and shall take, at the reasonable request of the Pledgee, all necessary measures to ensure the pledge interest of the Pledgee in the Pledged Equity, except for disputes, litigations, arbitrations between the Pledgor and the Pledgee;

(4)

The Pledgor and the Company shall not carry on or permit any act or action which may affect detrimentally the interest or the Pledged Equity of the Pledgee under the Transaction Agreements and hereunder. Each of the Pledgor shall waive the right of first refusal when the Pledgee realizes the pledge rights, except for disputes, litigations, arbitrations between the Pledgor and the Pledgee;

(5)

The Pledgor and the Company guarantee that they shall, at the reasonable request of the Pledgee, take all necessary measures and execute all necessary documents (including but not limited to supplementary agreement hereof) to ensure the pledge interest of the Pledgee in the Pledged Equity and the legal and contractual exercise and realization of the rights thereof;

(6)

In case of transfer of any Pledged Equity caused by the legal and contractual exercise of the right to the pledge hereunder, the Pledgor and the Company guarantee that they will take all necessary measures to realize such transfer;

(7)

The Pledgor and the Company shall ensure that the convening procedures and voting methods and contents of the Company’s shareholders’ meeting or Board meeting (if any) held for the purpose of the conclusion of the Agreement and establishment and exercise of the pledge rights are in compliance with laws, administrative rules or the Articles of Association;

(8)	Unless with the prior written consent of the Pledgee, the Pledgor shall have no right to transfer any rights and obligations thereof under the Agreement;

(9)

Subject to the restrictions in Article 8.1 (2) of the Agreement, the Pledgor and the Company shall guarantee the representations and warranties made by the Pledgor to the Pledgee in Article 7 will remain true and correct at any time and under any circumstance before the Contract Obligations are fully performed or the Guaranteed Liabilities are fully repaid, and will be fully complied with;

(10)

If the Pledgor fails to perform the representations and warranties made by it to the Pledgee in Article 7.1 (8) and Article 7.1 (9) at any time due to the promulgation or change of any PRC Law, regulations or rules, or changes in the interpretation or application of such laws, regulations or rules, or changes in the relevant registration procedures, the Pledgor agrees to perform in accordance with the provisions of Article 9.1 hereof;

(11)

The Pledgor agrees, upon the occurrence of a breach of contract, to immediately and unconditionally gift any shared profit, bonus, dividend and other distributable profit that they obtain from the Company during the term of the Agreement (after deducting relevant taxes) to the Pledgee or the entity/individual designated by the Pledgee;

(12)

In the event of a breach of contract, if the Company is required to be dissolved or liquidated as per compulsory provisions of applicable laws, any interest distributed to the Pledgor (after deducting relevant taxes) according to law upon completion of legal dissolution or liquidation of the Company shall be gifted to the Pledgee or the entity/individual designated by the Pledgee to the extent not in violation of the PRC Law.

Article 9 Change of Circumstances

9.1

As supplement and subject to compliance with other terms of the Transaction Agreements and the Agreement, if at any time the promulgation or change of any PRC Law, regulations or rules, or change in interpretation or application of such laws, regulations and rules, or the change of the relevant registration procedures enables the Pledgee to believe that it will be illegal or in conflict with such laws, regulations or rules to further maintain the effectiveness of the Agreement and/or dispose of the Pledged Equity in the way provided herein, the Pledgor shall, at the written direction of the Pledgee and in accordance with the reasonable request of the Pledgee, promptly take any action and/or execute any agreement or other document, in order to:

(1)	keep the Agreement effective;

(2)	facilitate the disposal of the Pledged Equity in the way provided herein; and/or

(3)	maintain or realize the guarantee established or intentionally established hereunder.

Article 10 Effectiveness and Term of The Agreement

10.1	The Agreement shall become effective upon due execution by all the Parties.

10.2

The Pledgor shall register the Equity Pledge under the Agreement with the administration for industry and commerce with jurisdiction over the Company, and provide the Pledgee with the registration certificate of the Equity Pledge in a form satisfactory to the Pledgee. The Pledgee shall give full cooperation.

10.3

The Agreement shall have its valid term until the full performance of the Contract Obligations, the termination or invalidation of the Transaction Agreements, the termination of Contract Obligations due to legal reasons or the full repayment of the Guaranteed Liabilities (whichever is earlier), unless the parties agree otherwise.

Article 11 Notice

11.1	Any notice, request, demand and other correspondences required by the Agreement or made in accordance with the Agreement shall be delivered in writing to the relevant Party.

11.2

Any notice hereunder shall be sent to the following addresses (unless changes are notified in writing) by personal delivery, facsimile or registered mail. It shall be deemed as served on the date of receipt recorded on the receipt of the registered mail if posted by registered mail; it shall be deemed as served on the date of transmission if delivered in person or transmitted by facsimile. If it is transmitted by facsimile, the original shall be sent to the following addresses by registered mail or personal delivery.

Pledgee: Xin Cheng (Shanghai) Information Technology Co., Ltd.

Address: 6F, Building 1, Yaxin Technology Park, No. 399 Shengxia Road, Pudong New District, Shanghai

Phone: 021- 61096226

E-mail: nichole@boqii.com

Recipient: Lisa

Pledgor: Shanghai Che Lin Information Technology Center (Limited Partnership)

Address:

Fax:

Phone:

Recipient:

Company: Guang Cheng (Shanghai) Information Technology Co., Ltd.

Address: 6F, Building 1, Yaxin Technology Park, No. 399 Shengxia Road, Pudong New District, Shanghai

Fax: 021- 61096226

Phone: nichole@boqii.com

Recipient: Lisa

Article 12 Miscellaneous

12.1

The equity pledge agreement among the Company, the Pledgee, Shanghai Yuji Information Technology Center, Shanghai Yuqiang Information Technology Center, Xinjiang Xinrong Zhihui Equity Investment Co., Ltd., Ningbo Dingfeng Mingde Chengyi Equity Investment Partnership (Limited Partnership), Ningbo Dingfeng Mingde Gewu Equity Investment Partnership (Limited Partnership) and other relevant parties dated 4 August 2020 (hereinafter referred to as the “Original Agreement”) shall continue to be valid. Given that Xinrong Zhihui Technology Development Co., Ltd. (formerly known as Xinjiang Xinrong Zhihui Equity Investment Co., Ltd.) has transferred all of its equity in the Company to the Pledgor, Xinrong Zhihui Technology Development Co., Ltd. (formerly known as Xinjiang Xinrong Zhihui Equity Investment Co., Ltd.) will no longer be treated as a party to the Original Agreement and shall not enjoy any right under the Original Agreement, nor shall it assume any obligation under the Original Agreement. In case of any conflict or inconsistency between the Agreement and the Original Agreement, the provisions in the Agreement shall prevail.

12.2

The Pledgor and the Company agree that the Pledgee may, upon notice to the Pledgor and the Company, transfer its rights and/or obligations hereunder to any third party; and that without prior written consent of the Pledgee, neither the Pledgor nor the Company may transfer their respective rights, obligations or liabilities hereunder to any third party. Successors or permitted assignees (if any) of the Pledgor and the Company shall continue to perform the obligations of the Pledgor and the Company under the Agreement.

12.3

The Agreement is written in Chinese and executed in counterparts, with one (1) to be retained by each Party hereto, one (1) to be used for registration of the pledge with the relevant administration for industry and commerce, and the rest to be used for relevant procedures. All counterparts shall have the same legal effect.

12.4	The conclusion, effectiveness, performance, revision, interpretation and termination of the Agreement shall be governed by the PRC Law.

12.5

Any dispute arising out of and in connection with the Agreement shall be resolved through negotiation among the Parties. In case the Parties fail to reach an agreement within thirty (30) days after the dispute arises, such dispute shall be submitted to Shanghai Arbitration Commission for arbitration in Shanghai in accordance with such Commission’s arbitration rules in effect at the time. The language used in arbitration shall be Chinese and the arbitration award shall be final and equally binding on the Parties hereto.

12.6

None of the rights, powers or remedies granted to any Party by any provision herein shall preclude any other rights, powers or remedies available to such Party at law and under the other provisions of the Agreement. In addition, a Party’s exercise of any of its rights, powers and remedies shall not exclude such Party from exercising any of its other rights, powers and remedies.

12.7

No failure or delay by any Party in exercising any rights, powers and remedies available to it hereunder or at law (“Such Rights”) shall result in a waiver of Such Rights, nor shall the waiver of any single or part of Such Rights shall exclude such Party from exercising Such Rights in any other way and exercising other Such Rights.

12.8	The headings of the provisions herein are for reference only, and in no event shall such headings be used for or affect the interpretation of the provisions hereof.

12.9

Each provision contained herein shall be severable and independent from each of the other provisions. If any one or more provisions herein become(s) invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions herein shall not be affected as a result thereof.

12.10	Any amendments or supplements to the Agreement shall be made in writing and take effect only when properly signed by the Parties to the Agreement.

12.11	The Agreement shall be binding on the legal successors of the Parties.

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[Signature Page of Equity Pledge Agreement]

IN WITNESS WHEREOF, the Agreement is signed by the Parties on the first above written date and place hereof.

Xin Cheng (Shanghai) Information Technology Co., Ltd.

(Seal)

/s/ Seal of Xin Cheng (Shanghai) Information Technology Co., Ltd.

Signature:	/s/ Yan Jiang
Name: Yan Jiang
Title:

Guang Cheng (Shanghai) Information Technology Co., Ltd.

(Seal)

/s/ Seal of Guang Cheng (Shanghai) Information Technology Co., Ltd.

Signature:	/s/ Yangyang Lu
Name: Yangyang Lu
Title:

Shanghai Che Lin Information Technology Center (Limited Partnership)

(Seal)

/s/ Seal of Shanghai Che Lin Information Technology Center (Limited Partnership)

Signature:	/s/ Yan Jiang
Name: Yan Jiang
Title: